Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
February 2, 2016	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES TERMINATION OF FORMAL WRITTEN AGREEMENT

Honaker, Virginia — New Peoples Bankshares, Inc. (the “Company”) (OTCPINK: NWPP) and its wholly-owned subsidiary New Peoples Bank, Inc. (the “Bank”) today announced it has successfully complied with all of the requirements of the formal written agreement with the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission’s Bureau of Financial Institutions that was entered into on July 29, 2010. Accordingly, effective January 20, 2016, the agreement has been terminated.

President and CEO, Todd Asbury commented “We are very pleased to be in full compliance with the agreement and that it has been terminated successfully. This is a result of the hard work and dedication of our Board of Directors, past and present officers and employees and of the confidence of the investors who have provided us with additional capital during the past 5  1⁄2 years. We have weathered a very difficult period in the economy, generally and in our markets, and have overcome many hurdles to achieve this result. We have successfully increased our capital levels, net income and decreased asset quality issues.”

Mr. Asbury continued “The bank is stronger and safer today as a result of all of the improvements that have been made in the past years. We are well positioned to meet the financial needs of the communities that we serve. It is an exciting time at New Peoples Bank.”

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary, New Peoples Bank, Inc. provides banking products and services through its 19 locations throughout southwest Virginia, eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.